Exhibit 99.2

CONSENT OF PERSON NAMED TO BECOME DIRECTOR

Lilium B.V. is filing a Registration Statement on Form F-4 (together with the prospectus included therein, as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act, to being named and described as a person to become a member of the board of Lilium N.V. in the Registration Statement and any amendments or supplements thereto. I also consent to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

In witness whereof, this Consent is signed and dated as of the _____ of April, 2021.

/S/ Daniel Wiegand
Name: Daniel Wiegand